Exhibit 99.2

Black Earth Farming Ltd.

Acceptance form and power of attorney for exchange of Existing Bonds for New Bonds in Black Earth Farming Ltd.

The acceptance form should be submitted or sent to:	Acceptance period:	7 June – 23 June 2010
E. Öhman J:or Fondkommission AB	Estimated settlement date:	1 July 2010
Emissionsavdelningen/BEF Box 7415, Berzelii Park 9 SE-103 91 Stockholm Sweden Fax: +46(0)8 402 50 30	Bonds:

EUR 55,000,000 13% Bonds 2007/2011 with Security Loan no. 1 (ISIN: SE0001967316) (“Existing Bonds”) to be exchanged for all and any up to SEK 750,000,000 10% Bonds 2010/2014, Loan no. 2 (ISIN: SE0003366624) (“New Bonds”)

The acceptance form should be sent or submitted to E. Öhman J:or Fondkommission AB (“Öhman”) no later than 23 June 2010 at noon 12.00 pm CET. Acceptance forms sent by mail should be posted well in advance of the final acceptance date.

Undersigned hereby accepts, pursuant to the terms and conditions set out in the exchange offer document dated 4 June 2010, to exchange Existing Bonds for New Bonds in Black Earth Farming Ltd. (“Black Earth Farming”) as stated below.

Fill in the number of Existing Bonds accepted to be exchanged for New Bonds by the undersigned.

Nom. amount of Existing Bonds to exchange		Exchange ratio		Exchange rate (EUR to SEK)		Nom. amount of New Bonds to receive (round up to nearest SEK 1)
	X	101.00%	X	9.6930	=

Payment of Accrued Interest is estimated to be made on 1 July 2010. Delivery of New Bonds is estimated to take place on or around 1 July 2010. Reference is given to the exchange offer document dated 4 June 2010, where the complete terms and conditions regarding the exchange offer are described and the terms and conditions of the New Bonds can be found.

If Existing Bonds are pledged, the pledgee must also complete and sign this acceptance form.

If the Holder has its Existing Bonds registered in the name of a nominee, acceptance is to be made in accordance with instructions from the nominee. In such circumstances this acceptance form must be submitted by the nominee and not by the Holder.

Settlement of the exchange offer will be arranged by sending two separate settlement notes, one settlement note representing the sale of the Existing Bonds and one settlement note representing the purchase of the New Bonds.

Fill in information regarding delivery of New Bonds below:

VP-account number where Existing Bonds are held and to which New Bonds will be registered:

0	0	0

VP-account number

Undersigned, who read the exchange offer document referred to above, is aware of and admits that:

•	Incomplete or incorrectly completed acceptance forms may be disregarded. No additions or amendments may be made to the printed text.

•	Only one acceptance form per person will be accepted.

•

At any time before Black Earth Farming decides to complete the exchange offer, Black Earth Farming may, at its sole discretion, terminate the exchange offer, including with respect to acceptance forms submitted before the time of such termination, by giving notice of such termination by the issue of a press release.

•

If an acceptance form is not validly completed and submitted to Öhman, or otherwise not accepted by Black Earth Farming, such Holders shall remain as Holders of Existing Bonds and should note that Black Earth Farming intends to redeem any remaining Existing Bonds in accordance with their terms.

•	Black Earth Farming reserves the right to extend the acceptance period as well as the right to defer the date for settlement.

Öhman is hereby granted power of attorney to exchange Existing Bonds for New Bonds in accordance with the terms and conditions in the exchange offer document referred to above. New Bonds shall be registered at the VP-account above. By signing this acceptance form, the undersigned confirms to have read and understood what is stated below under the header “Important information”, that the undersigned is not such a person referred thereto or acts on behalf of such a person.

In the event that the undersigned is not currently a customer of Öhman, a certified copy of the passport of the person signing the application form, or, in case the undersigned is a legal entity documentation evidencing that the person signing the application form is authorized to do so should also be submitted.

Name and address (required, please write in block letters)

Surname/Company	First name usually used	Personal/Corporate registration number

Delivery address (street, box)	Telephone number, daytime	Email address

Postal code	City	Country

Date	Signature (Guardian’s signature if applicable)

Important information

The exchange offer is not being made to persons whose participation requires an additional prospectus, registration measures or measures other than those prescribed by Swedish law. The Existing Bonds and New Bonds have not been and will not be registered under the US Securities Act of 1933 in its current wording, or the securities laws of any state of the United States, and may not be offered or sold in the United States (accept to QIB’s as defined in the exchange offer document) or the Republic of Italy , or to any person located or resident in any other jurisdiction where it is unlawful to distribute the exchange offer document. The distribution of this document in certain jurisdictions (in particular, the United States, Italy, the United Kingdom, Finland, Sweden, Denmark, France, Belgium, and Switzerland) may be restricted by law. An application to exchange Existing Bonds for New Bonds in contravention with the aforementioned could be considered as being invalid.